EX-4.ttt


                                                                         JACKSON
[2900 Westchester Avenue                         NATIONAL LIFE INSURANCE COMPANY
Purchase, New York 10577]                                            OF NEW YORK

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             5% FOR LIFE GUARANTEED MINIMUM WITHDRAWAL BENEFIT WITH
                      BONUS AND ANNUAL STEP-UP ENDORSEMENT

THIS ENDORSEMENT IS MADE A PART OF THE CONTRACT TO WHICH IT IS ATTACHED AND IS EFFECTIVE ON THE ISSUE DATE OF THE CONTRACT, UNLESS ANOTHER EFFECTIVE DATE FOR THIS ENDORSEMENT IS SHOWN BELOW. TO THE EXTENT ANY PROVISIONS CONTAINED IN THIS ENDORSEMENT ARE CONTRARY TO OR INCONSISTENT WITH THOSE OF THE CONTRACT TO WHICH IT IS ATTACHED, THE PROVISIONS OF THIS ENDORSEMENT WILL CONTROL.

PLEASE NOTE: THIS ENDORSEMENT CANNOT BE TERMINATED INDEPENDENTLY FROM THE CONTRACT TO WHICH IT IS ATTACHED.

THE GUARANTEED MINIMUM WITHDRAWAL BENEFIT (GMWB) CAN ONLY BE TAKEN AS A WITHDRAWAL BENEFIT AND DOES NOT INCREASE THE CONTRACT VALUE. THIS IS AN OPTIONAL BENEFIT AND THERE IS AN ADDITIONAL COST TO THE SEPARATE ACCOUNT CONTRACT VALUE FOR THE BENEFIT PROVIDED.

THE FOR LIFE GUARANTEE DOES NOT BECOME EFFECTIVE UNTIL THE LATER OF THE CONTRACT ANNIVERSARY ON OR IMMEDIATELY FOLLOWING THE OWNER'S (OR OLDEST JOINT OWNER'S) 65TH BIRTHDAY OR THE EFFECTIVE DATE OF THE ENDORSEMENT. FOR THE FOR LIFE GUARANTEE TO TAKE EFFECT, THE CONTRACT MUST STILL BE IN FORCE WITH A CONTRACT VALUE GREATER THAN ZERO AND THE EFFECTIVE DATE OF THE FOR LIFE GUARANTEE MUST BE BEFORE THE INCOME DATE. IN ADDITION, ON THE EFFECTIVE DATE OF THE FOR LIFE GUARANTEE, THE GUARANTEED ANNUAL WITHDRAWAL AMOUNT (GAWA) IS RESET.

A PARTIAL WITHDRAWAL IN EXCESS OF THE GREATER OF THE GAWA OR THE REQUIRED MINIMUM DISTRIBUTION (RMD) MAY HAVE AN ADVERSE EFFECT ON THE GUARANTEED WITHDRAWAL BALANCE (GWB), THE BONUS BASE, AND THE GAWA. IF THE CONTRACT VALUE HAS DECREASED BECAUSE OF POOR MARKET PERFORMANCE, THE GWB AND BONUS BASE COULD BE CONSIDERABLY REDUCED SINCE THEY ARE BASED ON THE CONTRACT VALUE AFTER THE WITHDRAWAL. A WITHDRAWAL IN EXCESS OF THE GREATER OF THE GAWA OR THE RMD IN ANY CONTRACT YEAR WILL DECREASE THE GAWA.

A BONUS WILL BE APPLIED TO THE GWB AT THE END OF EACH CONTRACT YEAR DURING THE BONUS PERIOD ONLY IF NO WITHDRAWALS ARE TAKEN DURING THAT CONTRACT YEAR.

WITHDRAWALS UNDER THE GMWB ARE NOT CUMULATIVE. GUARANTEED WITHDRAWALS AVAILABLE BUT NOT TAKEN DURING ANY GIVEN CONTRACT YEAR CANNOT BE TAKEN AS A GUARANTEED WITHDRAWAL IN A SUBSEQUENT CONTRACT YEAR.

UPON FULL SURRENDER OF THE CONTRACT, THE GMWB IS TERMINATED WITHOUT VALUE. SURRENDER OF YOUR CONTRACT WITH A REDUCED OR ZERO CONTRACT VALUE MAY NOT BE APPROPRIATE IF THE GWB IS POSITIVE.

FOR INFORMATION ON HOW THIS GMWB IS CALCULATED, PLEASE SEE THE ILLUSTRATION ON PAGE 9.

7516-ANYA

CERTAIN DEFINITIONS AS FOUND IN THE CONTRACT WHICH ARE RELEVANT TO THIS ENDORSEMENT HAVE BEEN LISTED BELOW FOR INFORMATIONAL PURPOSES.

CONTRACT VALUE. The Contract Value equals the sum of the Separate Account Contract Value and the Fixed Account Contract Value.

INCOME DATE. The date on which annuity payments are scheduled to begin.

SEPARATE ACCOUNT CONTRACT VALUE. The current value of the amounts allocated to the Investment Divisions of this Contract.

WITHDRAWAL VALUE. The Contract Value, less any tax payable, minus any applicable Withdrawal Charges, Annual Contract Maintenance Charges, and charges due under any optional endorsement to the Contract, adjusted for any applicable Interest Rate Adjustment.

THE CONTRACT IS AMENDED AS FOLLOWS:

1)   The following language is added to the CONTRACT DATA PAGE of the Contract:


"GUARANTEED MINIMUM WITHDRAWAL                          On a  monthly  basis,  the  charge  equals  [X.XXXX]%  of the
BENEFIT (GMWB) CHARGE:                                  Guaranteed  Withdrawal Balance (GWB) and is deducted from the
                                                        Separate  Account  Contract  Value  (i)  at the  end of  each
                                                        Contract Month;  and (ii) upon  termination of the GMWB. Upon an Owner initiated  step-up,  the Company  reserves the right to  increase  the GMWB  Charge,  subject  to a  maximum  GMWB
                                                        Charge, on a monthly basis, of [X.XXXX]%.

                                                        The GMWB Charge will be discontinued  upon the earlier of the termination  of  this  benefit  or  the  date  on  which  the
                                                        Contract Value equals zero."

2)   The following language is added to the DEFINITIONS section of the Contract:

"BONUS PERIOD. The Bonus Period begins on the effective date of the endorsement and ends on the earlier of (a) the 10th Contract Anniversary following the effective date of this endorsement, (b) the Contract Anniversary on or immediately following the Owner's (if Joint Owners, the oldest Owner's) 81st birthday, or (c) the date on which the Contract Value falls to zero as the result of a partial withdrawal or deduction of charges.

CONTRACT MONTH. The period of time between consecutive monthly anniversaries of the Issue Date.

GUARANTEED ANNUAL WITHDRAWAL AMOUNT (GAWA). The maximum amount the Owner is allowed to withdraw each Contract Year, subject to the exception stated in this endorsement, for the guarantee to remain fully effective.

GUARANTEED WITHDRAWAL BALANCE (GWB). The guaranteed amount available for future periodic partial withdrawals.

7516ANY-A                                  2

RECAPTURE CHARGE. For Contracts with a Contract Enhancement, the Recapture Charge is assessed against certain withdrawals from the Contract Value whenever a withdrawal of the Premium allocated to the Contract Value that has received a Contract Enhancement is made, or upon the exercise of the Right to Examine.

REQUIRED MINIMUM DISTRIBUTION (RMD). For certain qualified contracts, the Required Minimum Distribution is the amount defined by the Internal Revenue Code and the implementing regulations as the minimum distribution requirement that applies to this Contract only."

3)   The  following  language  is  added  to the  WITHDRAWAL  PROVISIONS  of the
     Contract:

"5% FOR LIFE GUARANTEED MINIMUM WITHDRAWAL BENEFIT. The GMWB allows the Owner to make periodic partial withdrawals, prior to the Income Date, for the longer of:
1) the lifetime of the Owner, or with Joint Owners, the lifetime of the Joint Owner who dies first if the For Life Guarantee is in effect or 2) until the total periodic withdrawals equal the GWB at the latest of election, step-up or application of any bonus plus any subsequent premiums net of any applicable premium taxes (subject to the $5,000,000.00 limitation discussed below), regardless of the performance of the Investment Divisions or level of the Contract Value. The guarantee is fully effective if periodic partial withdrawals taken within any one Contract Year do not exceed the greater of the GAWA or the RMD. The GWB will automatically "step up" to the current Contract Value (if greater than the GWB) on each of the first 10 Contract Anniversaries following the effective date of the endorsement. Thereafter, the Owner may "step up" the GWB to the current Contract Value at any time after one year from the prior step-up, subject to the Guaranteed Withdrawal Balance Step-Up provisions. Withdrawals under the GMWB are non-cumulative; therefore if the Owner does not take the GAWA or the RMD in one year, the Owner may not take more than the greater of the GAWA or RMD as a guaranteed withdrawal in subsequent years.

The withdrawals made under this endorsement are considered to be the same as any other partial withdrawals for the purposes of calculating any other values under the Contract or any other endorsements attached to the Contract.

For purposes of this endorsement, partial withdrawals are considered to be the entire amount withdrawn from the Contract, including any applicable charges and adjustments for such withdrawals. The total amount received under the guarantee may be less than the GWB at election, step-up, or application of any bonus due to the application of these charges and adjustments.

Any withdrawal less than or equal to the greater of the GAWA or the RMD is considered a partial withdrawal, not a full withdrawal, even if it is greater than or equal to the Contract Value.

A partial withdrawal in excess of the Withdrawal Value will be permitted as long as the total partial withdrawal for the Contract Year does not exceed the greater of the GAWA or the RMD. A partial withdrawal in excess of the Contract Value will be permitted as long as the total partial withdrawal for the Contract Year does not exceed the greater of the GAWA or the RMD. In this case, the Contract Value will be set to zero and the Contract Value Reduces to Zero provision will apply.

7516ANY-A                                  3

If the age of any Owner is incorrectly stated at the time of the election of the GMWB, on the date the misstatement is discovered the Separate Account Contract Value will be adjusted by the difference between the GMWB Charges actually paid and the GMWB Charges that would have been paid assuming the correct age. Future GMWB Charges will be based on the correct age. If the age at election of the Owner (if Joint Owners, the oldest Joint Owner) falls outside the allowable age range, the GMWB will be null and void and all GMWB Charges will be refunded.

ASSESSMENT OF GMWB CHARGE.

The GMWB Charge is as specified above. This charge will be deducted at the end of each Contract Month on a pro rata basis from the Investment Divisions of the Separate Account. GMWB Charges in excess of Separate Account Contract Value will be waived. GMWB Charges result in a redemption of Accumulation Units. The GMWB Charge will not affect the value of the Accumulation Units. Upon termination of the GMWB, a pro rata GMWB Charge will be assessed against Your Separate Account Contract Value for the period since the last monthly GMWB Charge.

GUARANTEED WITHDRAWAL BALANCE.

On the effective date of this endorsement, the GWB is determined as follows and is subject to a maximum of $5,000,000.00:

1. If elected as of the Issue Date of the Contract, the GWB equals the initial Premium, net of any applicable premium taxes.

2. If elected after the Issue Date of the Contract, the GWB equals the Contract Value on the effective date of this endorsement, less any applicable Recapture Charges that would be assessed on a full withdrawal.

With each subsequent Premium received after this endorsement is effective, the GWB will be recalculated to equal the GWB prior to the Premium payment plus the amount of the Premium payment, net of any applicable premium taxes, subject to the maximum shown above.

With each partial withdrawal, the GWB is reduced. If You choose to withdraw an amount that exceeds the greater of the GAWA or the RMD during any Contract Year, the guarantee provided by this endorsement may be reduced to an amount less than the GWB at election, step-up, or application of any bonus.

Partial withdrawals will affect the GWB as follows:

1. If the partial withdrawal plus all prior partial withdrawals made in the current Contract Year is less than or equal to the greater of the GAWA or the RMD, the GWB is equal to the greater of:

     a.   the GWB prior to the partial  withdrawal less the partial  withdrawal;
          or

     b.   zero.

2. If the partial withdrawal plus all prior partial withdrawals made in the current Contract Year exceeds the greater of the GAWA or the RMD, the GWB is equal to the lesser of:

     a. the Contract Value after the partial withdrawal less any applicable Recapture Charges that would be assessed on a full withdrawal; or

     b. the greater of the GWB prior to the partial withdrawal less the partial withdrawal, or zero.


7516ANY-A                                  4

GUARANTEED ANNUAL WITHDRAWAL AMOUNT.

On the effective date of this endorsement, the Guaranteed Annual Withdrawal Amount is equal to 5% of the GWB.

With each subsequent Premium received after the effective date of this endorsement, the GAWA will be recalculated to equal the GAWA prior to the Premium payment plus 5% of the subsequent Premium payment, net of any applicable premium taxes, or 5% of the increase in the GWB, if less.

Partial withdrawals will affect the GAWA as follows:

1. If the partial withdrawal plus all prior partial withdrawals made in the current Contract Year is less than or equal to the greater of the GAWA or the RMD and the For Life Guarantee is effective, the GAWA will be unchanged.

2. If the partial withdrawal plus all prior partial withdrawals made in the current Contract Year is less than or equal to the greater of the GAWA or the RMD and the For Life Guarantee is not effective, the GAWA is the lesser of:

     a.   the GAWA prior to the partial withdrawal; or

     b.   the GWB after the partial withdrawal.

3. If the partial withdrawal plus all prior partial withdrawals made in the current Contract Year exceeds the greater of the GAWA or the RMD, the GAWA is the lesser of:

     a. 5% of the Contract Value after the partial withdrawal less any applicable Recapture Charges that would be assessed on a full withdrawal; or

     b.   5% of the GWB after the partial withdrawal.

GUARANTEED WITHDRAWAL BALANCE BONUS.

A bonus will be applied to the GWB at the end of each Contract Year during the Bonus Period if no withdrawals are taken during that Contract Year.

At the time the bonus is applied:

1. The GWB equals the GWB prior to the application of the bonus plus 5% of the bonus base, subject to a maximum of $5,000,000.00.

2.   The GAWA is the greater of:

     a.   5% of the new GWB; or

     b.   the GAWA prior to the bonus.

The bonus base is determined as follows:

1.   At election, the bonus base is equal to the GWB.

2. At step-up, (if the GWB increases upon step-up) the bonus base is set equal to the greater of the GWB following the step-up or the bonus base prior to the step-up.

3. At the time of a partial withdrawal, if the partial withdrawal plus all prior partial withdrawals made in the current Contract Year exceeds the greater of the GAWA or the RMD, the bonus base is set equal to the lesser of the GWB following the partial withdrawal or the bonus base prior to the partial withdrawal.

4. Upon any premium payment subsequent to election, the bonus base is increased by the amount of the premium payment, net of any applicable premium taxes, subject to a maximum bonus base of $5,000,000.00.

7516ANY-A                                  5

FOR LIFE GUARANTEE.

While the Contract is still in force with a Contract Value greater than zero and before the Income Date, the For Life Guarantee becomes effective on the later of:

1. the Contract Anniversary on or immediately following the Owner's (if Joint Owners, the oldest Owner's) 65th birthday; or

2.   the effective date of the endorsement.

At the time the For Life Guarantee becomes effective, the GAWA is reset to equal 5% of the current GWB.

The For Life Guarantee is terminated when the GMWB is terminated or if the GMWB endorsement is continued by a spousal Beneficiary.

CONTRACT VALUE REDUCES TO ZERO.

If the Contract Value is reduced to zero, all other rights under the Contract cease (except for the right to change the Beneficiary), no subsequent Premium payments will be accepted, and all other endorsements are terminated without value. The Bonus Period is terminated and no further bonuses are applied.

If the For Life Guarantee is effective, the Owner will receive annual payments of the GAWA until the death of the Owner or the death of any Joint Owner.

If the For Life Guarantee is not effective, the Owner will receive annual payments of the GAWA until the GWB, if any, is depleted. The last payment will not exceed the remaining GWB at the time of payment.

Subject to the Company's approval, the Owner may elect to receive payments more frequently than annually. However, the sum of the payments made during the year may not exceed the annual payment amount described above.

With each payment, the GWB is reduced by the amount of the payment until the GWB is depleted.

Upon the death of the Owner or the death of any Joint Owner, the Beneficiary will receive the scheduled payments until the remaining GWB, if any, is depleted. No other death benefit will apply.

GUARANTEED WITHDRAWAL BALANCE STEP-UP.

On each of the first 10 Contract Anniversaries following the effective date of the endorsement, the GWB will automatically step up to the Contract Value if the Contract Value is greater than the GWB.

On or after the 11th anniversary of the effective date of this endorsement, the Owner may elect to step up the GWB. Step-ups may be elected anytime after one year from the prior step-up. Upon election of a step-up, the Company reserves the right to prospectively increase the GMWB Charge, subject to the maximum GMWB Charge indicated in this endorsement. The request will be processed and effective on the day We receive the request in Good Order.

7516ANY-A                                  6

At the time of step-up:

1.   The GWB equals the Contract Value, subject to a maximum of $5,000,000.00.

2.   The GAWA is the greater of:

     a.   5% of the new GWB; or

     b.   the GAWA prior to the step-up."

4)   The  following  language is added to the DEATH  BENEFIT  PROVISIONS  of the
     Contract:

"Upon the death of the Owner or the death of any Joint Owner, while the Contract is still in force, the GMWB terminates without value.

Upon continuation of the Contract by a spousal Beneficiary, the spouse may elect to terminate the GMWB on the Continuation Date and thereafter no GMWB Charge will be assessed. If the spouse does not make such election on the Continuation Date, the GMWB will remain in force and may not be subsequently terminated independently from the Contract to which it is attached.

If the GMWB is continued, the spouse will not be entitled to the For Life Guarantee. No adjustments will be made to the GWB or the GAWA at the time of such continuation. Step-ups will continue automatically or as permitted in accordance with the rules described under the Guaranteed Withdrawal Balance Step-Up provision. Continuance of automatic step-ups will continue to be based on the original effective date of the endorsement. Bonuses will continue to apply in accordance with the rules described in the Guaranteed Withdrawal Balance Bonus provision. Contract Years and Contract Anniversaries will continue to be based on the anniversary of the original Contract's Issue Date. The Bonus Period will continue to be based on the original effective date of the endorsement or the original Owner's age, as applicable."

5)   The following language is added to the INCOME PROVISIONS of the Contract:

"On the Latest Income Date if the For Life Guarantee is in effect, in addition to the Income Options available under the Contract, the following Income Option may be elected:

LIFE INCOME OF THE GAWA. The Owner is entitled to receive payments of a fixed dollar amount payable during the lifetime of the Owner. The total annual amount payable under this option will equal the GAWA in effect at the time of election of this option. This amount will be paid in the frequency (not less than annually) that the Owner elects. No further annuity payments are payable after the death of the Owner, and there is no provision for a death benefit payable to the Beneficiary. Therefore, it is possible for only one annuity payment to be made under this Income Option if the Owner has an early death.

On the Latest Income Date if the For Life Guarantee is not in effect, in addition to the Income Options available under the Contract, the following Income Option may be elected:

SPECIFIED PERIOD INCOME OF THE GAWA. The Owner is entitled to receive payments of a fixed dollar amount for a stated number of years. The actual number of years that payments will be made is determined on the calculation date by dividing the GWB by the GAWA. Upon each payment, the GWB will be reduced by the payment amount. The total annual amount payable under this option will equal the GAWA in effect at the time of election of this option, but will not exceed the remaining GWB. This amount will be paid over the determined number of years in

7516ANY-A                                  7
the frequency (not less than annually) that the Owner elects. If, at the death of the Owner, payments have been made for less than the stated number of years, the remaining payments will be made to the Beneficiary. This option may not be available on certain Qualified Plans."

TERMINATION OF THE GMWB. The GMWB will terminate, a pro rata GMWB Charge will be assessed against Your Contract Value for the period since the last monthly GMWB Charge, and all benefits under this endorsement will cease on the earlier of:

1.   the date the Owner elects to receive income payments under the Contract;

2.   the date of a full surrender;

3. the date upon which the Contract terminates because the Owner or any Joint Owner dies, unless continued by the spouse;

4. the Continuation Date if the spousal Beneficiary elects to terminate the GMWB; and

5. the date upon which all obligations for payment under this endorsement have been satisfied after the Contract has been terminated.

Endorsement effective date (if different from Issue Date of the Contract):
_________________________

                                           SIGNED FOR THE JACKSON NATIONAL LIFE
                                           INSURANCE COMPANY OF NEW YORK

                                           CLARK P MANNING, JR.

                                           PRESIDENT AND CHIEF EXECUTIVE OFFICER

7516ANY-A                                  8

                     ILLUSTRATION OF THE CALCULATION OF THE
 5% FOR LIFE GUARANTEED MINIMUM WITHDRAWAL BENEFIT WITH BONUS AND ANNUAL STEP-UP

These examples are provided to assist you in understanding how the GWB and GAWA values are computed for this endorsement. The examples only depict limited circumstances and specific factual assumptions. The results may vary depending upon the timing or sequence of actions as well as changes in market conditions.

The following examples assume you elect the 5% For Life GMWB with Bonus and Annual Step-Up when you purchase your Contract and your initial Premium payment is $100,000. No other optional benefits are elected. Under these circumstances, your initial GWB is $100,000, your initial GAWA is $5,000, and your initial bonus base is $100,000.

EXAMPLE 1: WITHDRAWAL EQUAL TO THE GAWA WHEN THE CONTRACT VALUE HAS DECREASED DUE TO NEGATIVE MARKET PERFORMANCE.

If you withdraw the GAWA ($5,000) and your Contract Value is $80,000 at the time of withdrawal, then

     o Your GWB becomes $95,000, which is your prior GWB ($100,000) minus the GAWA ($5,000).

     o Your GAWA for the next year remains $5,000, because you did not take more than the GAWA ($5,000).

     o Your bonus base remains $100,000 because you did not withdraw more than the GAWA ($5,000). However, since a withdrawal was taken during the Contract Year, no bonus will be applied to the GWB at the end of the Contract Year.

EXAMPLE 2: WITHDRAWAL EXCEEDS THE GREATER OF THE GAWA OR THE RMD WHEN THE CONTRACT VALUE HAS DECREASED DUE TO NEGATIVE MARKET PERFORMANCE.

If your RMD is $7,500 and your Contract Value is $80,000 at the time of withdrawal, then if you withdraw $10,000

     o We recalculate your GWB by comparing the results of two calculations and choosing the lesser amount:

          o First, we deduct the amount of the withdrawal ($10,000) from your Contract Value ($80,000). This equals $70,000 and is your new Contract Value.

          o Second, we deduct the amount of the withdrawal ($10,000) from your GWB ($100,000). This is $90,000.

          o Your new GWB becomes $70,000, since this is the lesser of the two amounts.

     o We also recalculate the GAWA to equal the lesser of 5% of the new GWB or 5% of the new Contract Value, which is $3,500.

7516ANY-A                                  9

     o We recalculate your bonus base to equal the lesser of your new GWB ($70,000) or your bonus base prior to the partial withdrawal ($100,000). In this case, your new bonus base becomes $70,000. In addition, since a withdrawal was taken during the Contract Year, no bonus will be applied to the GWB at the end of the Contract Year.

As you can see from the examples above, taking a withdrawal that exceeds the greater of the GAWA or the RMD when your Contract Value has decreased due to negative market performance reduces the value of the Guaranteed Minimum Withdrawal Benefit. In the case illustrated in example 2, the GWB and bonus base were reduced by an additional $20,000, which is equal to the difference between the GWB and the Contract Value prior to processing the withdrawal ($100,000 - $80,000 = $20,000).

7516ANY-A                                  10